Exhibit 99.1
Press Release
Financial and Investor Contact:
John R. Potapchuk
631-501-7035
john.potapchuk@gentiva.com
Media Contact:
David Fluhrer
631-501-7102, 516-589-0778
david.fluhrer@gentiva.com
FOR IMMEDIATE RELEASE
Gentiva® Announces First Quarter 2006 Results
Melville, N.Y., May 10, 2006 — Gentiva Health Services, Inc. (NASDAQ: GTIV), the nation’s largest provider of comprehensive home health and related services, today reported the following financial results for the first quarter ended April 2, 2006:
•	Net revenues were $243.2 million, up 17% compared to $207.1 million reported for the first quarter of 2005.

•	Net Income was $4.4 million, or $0.17 per diluted share, compared to $4.1 million, or $0.17 per diluted share, for the first quarter of 2005. Net income for the 2006 first quarter reflected an after-tax charge of $0.6 million, or $0.02 per diluted share, due to the prospective adoption of new accounting rules for equity-based compensation.

•	EBITDA was $12.5 million versus $8.1 million for the prior year period (See Supplemental Information for a reconciliation between EBITDA and “Net Income — As Reported”).
     First quarter 2006 results included:
•	$30.8 million in net revenues generated by The Healthfield Group, Inc. for the period subsequent to its February 28, 2006 acquisition by Gentiva,

•	$1.9 million in net revenues and operating income relating to the settlement of Gentiva’s appeal filed with the U.S. Provider Reimbursement Review Board (PRRB) on the reopening of the Company’s 1999 Medicare cost reports, and

•	$2.0 million in restructuring and integration costs.
3 Huntington Quadrangle, Suite 200S, Melville, NY 11747-4627

     “The quarter was marked by the positive launch of the Healthfield integration, sustained organic growth in Medicare and a strong contribution from our specialty programs,” said Gentiva Chairman and CEO Ron Malone. “During the remainder of the year, we will focus on other strategic priorities, including hospice expansion, home healthcare capacity and clinician productivity, and the optimization of clinical outcomes.”
Segment Results
     Following the Healthfield acquisition, Gentiva is now presenting net revenues and operating contribution for three reportable business segments: Home Healthcare Services (home nursing branch operations, including specialty programs), CareCentrix® (ancillary care benefit management services) and Other Related Services (hospice, durable medical equipment, respiratory therapy, infusion services and consulting). Here are segment results for the first quarter of 2006:
     Home Healthcare Services — First quarter 2006 net revenues were $164.8 million, up 25% from $131.8 million in the prior year period. Operating contribution was $20.2 million, an increase of 78% from $11.3 million in the first quarter of 2005. The higher 2006 results were due primarily to Healthfield’s contribution to the Company’s performance after February 28 and an 18.5% increase in Gentiva’s Medicare revenues — excluding special items and Healthfield — that was fueled primarily by its specialty programs and continued improvement in revenues per admission.
     CareCentrix — First quarter 2006 net revenues were $70.1 million, an 11% decline from $78.9 million reported in the prior year period. Operating contribution was $5.2 million, a decrease of 24% from $6.8 million in the first quarter of 2005. The results reflect previously disclosed changes to some commercial relationships. First quarter 2006 revenues derived from the CIGNA HealthCare relationship were essentially flat compared with the prior year period.
     Other Related Services — First quarter 2006 net revenues were $11.6 million compared to $1.3 million in the prior year period. Operating contribution was $2.6 million compared to $0.3 million in the first quarter of 2005. Growth was due primarily to acquired businesses related to the Healthfield acquisition.
     Gentiva reported cash items and short-term investments of $71.6 million as of April 2, 2006 versus $88.4 million as of January 1, 2006. At the end of the first quarter, the Company had $370.0 million in borrowings resulting from the Healthfield acquisition.
2006 Information
     Gentiva also reaffirmed its previously announced 2006 financial outlook, which reflects net revenues in a range of $1.12 billion to $1.16 billion and EBITDA in a range between $75 million and $80 million. The EBITDA outlook includes equity compensation expense resulting from the implementation of new accounting rules and excludes the impact of future restructuring charges and integration costs.

     The Company also announced that full year 2006 diluted earnings per share, excluding future restructuring and integration costs associated with the Healthfield acquisition, is expected to be in a range between $0.84 and $0.90. This outlook includes an expense of between $0.11 and $0.14 per diluted share relating to the impact of equity compensation accounting and incorporates preliminary results of a valuation study of acquired net assets from the Healthfield acquisition.
Non-GAAP Financial Measures
     The information provided in the following tables includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.
Conference Call and Web Cast Details
     The Company will comment further on its first quarter 2006 results during its conference call and live web cast to be held Thursday, May 11, 2006, at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-8599 and reference call #7320422. The web cast is an audio only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. Log onto http://www.gentiva.com/investors/FinancialEvents.asp to hear the web cast. This press release is accessible at http://www.gentiva.com/investors/PressReleases.asp, and a transcript of the conference call is expected to be available on the site within 36 hours after the call.
About Gentiva Health Services, Inc.
Gentiva Health Services, Inc. is the nation’s largest provider of comprehensive home health and related services. Gentiva serves patients through more than 500 direct service delivery units within over 400 locations in 36 states, and through CareCentrix®, which manages home healthcare services for major managed care organizations throughout the United States and delivers them in all 50 states through a network of more than 3,000 third-party provider locations, as well as Gentiva locations. The Company is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services, social work; nutrition; disease management education; help with daily living activities; durable medical and respiratory equipment; infusion therapy services; and other therapies and services. Gentiva’s revenues are generated from commercial insurance, federal and state government programs and individual consumers. For more information, visit Gentiva’s web site, www.gentiva.com, and its investor relations section at http://www.gentiva.com/investors.
(tables and notes follow)

(in 000's, except per share data)	1st Quarter
	2006	2005
Statements of Income
Net revenues	$243,240	$207,107
Cost of services sold (excluding depreciation and amortization)	143,295	127,229

Gross profit	99,945	79,878
Selling, general and administrative expenses	(87,473)	(71,759)
Depreciation and amortization	(2,973)	(1,736)

Operating income	9,499	6,383
Interest (expense) income, net	(1,916)	463

Income before income taxes	7,583	6,846
Income tax expense	(3,176)	(2,721)

Net income	$4,407	$4,125

Earnings per Share
Net income:
Basic	$0.18	$0.18

Diluted	$0.17	$0.17

Average shares outstanding:
Basic	24,516	23,445

Diluted	25,497	24,892

Condensed Balance Sheets

ASSETS	Apr 2, 2006	Jan 1, 2006
Cash, cash equivalents and restricted cash	$42,504	$38,617
Short-term investments	29,100	49,750
Net receivables	182,832	139,635
Deferred tax assets	25,412	15,974
Prepaid expenses and other current assets	14,790	7,816

Total current assets	294,638	251,792

Fixed assets, net	42,460	24,969
Deferred tax assets, net	—	18,099
Intangible assets, net	262,909	5,831
Goodwill	235,996	6,763
Other assets	25,396	19,111

Total assets	$861,399	$326,565

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$3,700	$—
Accounts payable	15,852	13,870
Payroll and related taxes	30,465	9,777
Deferred revenue	25,952	7,455
Medicare liabilities	9,129	7,220
Cost of claims incurred but not reported	22,251	25,276
Obligations under insurance programs	34,858	32,883
Other accrued expenses	34,771	25,985

Total current liabilities	176,978	122,466

Long-term debt	366,300	—
Deferred tax liabilities, net	48,154	—
Other liabilities	21,918	21,945
Shareholders’ equity	248,049	182,154

Total liabilities and shareholders’ equity	$861,399	$326,565

Common shares outstanding	26,873	23,035

Note: Cash, cash equivalents and restricted cash includes restricted cash of $23.1 million and $22.0 million, at April 2, 2006 and January 1, 2006, respectively.

	1st Quarter
Condensed Statements of Cash Flows	2006	2005
OPERATING ACTIVITIES:
Net income	$4,407	$4,125
Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation and amortization	2,973	1,736
Provision for doubtful accounts	1,757	1,495
Employee equity-based compensation expense	612	—
Windfall tax benefits associated with equity-based compensation	(1,210)	—
Deferred income taxes	3,048	1,220
Changes in assets and liabilities:
Accounts receivable	3,545	(6,538)
Prepaid expenses and other current assets	(4,273)	(1,889)
Current liabilities	3,667	(388)
Other, net	226	(61)

Net cash provided by (used in) operating activities	14,752	(300)

INVESTING ACTIVITIES:
Purchase of fixed assets	(3,130)	(1,230)
Acquisition of business	(201,470)	—
Purchases of short-term investments available-for-sale	(67,045)	(40,400)
Maturities of short-term investments available-for-sale	87,695	96,500

Net cash (used in) provided by investing activities	(183,950)	54,870

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	5,438	1,085
Windfall tax benefits associated with equity-based compensation	1,210	—
Proceeds from issuance of debt	370,000	—
Long-term debt repayments	(195,305)	—
Changes in book overdrafts	(1,395)	(1,358)
Debt issuance costs	(6,749)	—
Repurchases of common stock	—	(7,582)
Repayment of capital lease obligations	(114)	(67)

Net cash provided by (used in) financing activities	173,085	(7,922)

Net change in cash, cash equivalents and restricted cash	3,887	46,648
Cash, cash equivalents and restricted cash at beginning of period	38,617	31,924

Cash, cash equivalents and restricted cash at end of period	$42,504	$78,572

SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING
AND FINANCING ACTIVITIES:
During the three months ended April 2, 2006, the Company issued 3,194,137 shares of common stock in connection with the acquisition of The Healthfield Group, Inc. on February 28, 2006.

Supplemental Information	1st Quarter
	2006	2005
Segment Information
Net revenues
Home Healthcare Services	$164,789	$131,826
CareCentrix	70,052	78,934
Other Related Services	11,620	1,257
Intersegment revenues	(3,221)	(4,910)

Total net revenues	$243,240	$207,107

Operating contribution (1)
Home Healthcare Services	$20,175	$11,341
CareCentrix	5,198	6,842
Other Related Services	2,606	265

Total operating contribution	27,979	18,448
Corporate expenses	(15,507)	(10,329)
Depreciation and amortization	(2,973)	(1,736)
Interest (expense) income, net	(1,916)	463

Income before income taxes	$7,583	$6,846

	1st Quarter
	2006	2005
Net Revenues by Major Payer Source:
Medicare (2)	$98,944	$61,762
Medicaid and local government	40,907	36,644
Commercial insurance and other	103,389	108,701

Total net revenues	$243,240	$207,107

A reconciliation of EBITDA to Net income — As Reported amounts follows (in 000’s) (3)	1st Quarter
	2006	2005
EBITDA: (4)
Equity-based compensation (SFAS 123 (R)) (5)	$(612)	$—
Special items:
Medicare cost report settlement (2)	1,932	—
Restructuring and other costs (6)	(1,998)	—
All Other	13,150	8,119

EBITDA (4)	12,472	8,119
Depreciation and amortization (7)	(2,973)	(1,736)
Interest (expense) income, net (8)	(1,916)	463

Income before income taxes	7,583	6,846
Income tax expense	(3,176)	(2,721)

Net income — As Reported	$4,407	$4,125

Notes:
1)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the reportable segments, which exclude corporate expenses, depreciation, amortization, and interest income, but include revenues and all other costs directly attributable to the specific segment.

2)	First quarter 2006 results included approximately $1.9 million recorded and received from the total settlement received of $5.5 million relating to the Company’s appeal filed with the U.S. Provider Reimbursement Review Board (“PRRB”) on the reopening of all of its 1999 cost reports.

3)	First quarter 2006 results include the operating results of The Healthfield Group, Inc. from March 1, 2006 through April 2, 2006.

4)	EBITDA, a non-GAAP financial measure, is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization. Following the acquisition of Healthfield, management expects to review EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. EBITDA should not be considered in isolation or as a substitute for net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies.

5)	The Company adopted Statement of Financial Accounting Standards No. 123 (Revised) “Share-Based Payment” (“SFAS 123 (R)”), effective as of January 2, 2006 and recorded compensation expense of approximately $612,000 in the first quarter of fiscal 2006.

6)	Restructuring and integration costs for the first quarter of fiscal 2006 included charges of (i) $0.7 million in connection with a restructuring plan associated with the Company’s CareCentrix operations, and (ii) $1.3 million in connection with integration activities relating to the Healthfield acquisition. The CareCentrix restructuring plan provides for the closing and consolidation of two regional care centers in response to changes in the nature of services provided to CIGNA HealthCare members under an amended contract which commenced in early 2006. The Company expects to complete this restructuring during the second quarter of fiscal 2006. Costs relating to integration activities included compensation, severance and other costs.

7)	Depreciation and amortization reflects an estimate for amortization of identifiable intangible assets acquired in connection with the Healthfield transaction of approximately $221,000 in the first quarter of fiscal 2006. The estimate is based on the preliminary results of an asset valuation study. The valuation study is under review and subject to change.

8)	Interest expense, net, includes interest expense on a $370 million term loan, fees associated with a $75 million revolving credit facility and amortization of debt financing costs, net of interest income.
Forward-Looking Statement
Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the Company’s ability to successfully integrate the operations of The Healthfield Group, Inc., and to achieve expected synergies and operating efficiencies within expected time frames or at all; the possibility that revenues may be lower than expected following the transaction; the possibility that difficulties in maintaining relationships with employees, customers, or suppliers may be greater than expected following the transaction; the Company’s ability to service debt incurred as a result of the transaction; general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for healthcare reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital;

loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended January 1, 2006.
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